Exhibit 99.1

MasterCard Incorporated Reports

Second-Quarter 2013 Financial Results

•	Second-quarter net income of $848 million, or $6.96 per diluted share

•	Second-quarter net revenue increase of 15%, to $2.1 billion

•	Second-quarter gross dollar volume up 13% and purchase volume up 12%

Purchase, NY, July 31, 2013 – MasterCard Incorporated (NYSE: MA) today announced financial results for the second quarter of 2013. The company reported net income of $848 million, up 19%, and earnings per diluted share of $6.96, up 23%, in each case versus the year-ago period, excluding a special item representing a charge related to the U.S. merchant litigations taken in the second quarter of 2012. These net income and earnings per diluted share growth figures are reconciled to their comparable GAAP measures in the accompanying financial tables.

Net revenue for the second quarter of 2013 was $2.1 billion, a 15% increase versus the same period in 2012, both on an as-reported basis and adjusted for currency. Net revenue growth was driven by the impact of the following:

•	A 13% increase in gross dollar volume, on a local currency basis, to just over $1 trillion;

•	An increase in cross-border volumes of 17%; and

•	An increase in processed transactions of 11%, to 9.5 billion.

These factors were partially offset by an increase in rebates and incentives.

Worldwide purchase volume during the quarter grew 12% on a local currency basis versus the second quarter of 2012, to $734 billion. As of June 30, 2013, the company’s customers had issued 1.9 billion MasterCard and Maestro-branded cards.

“We had a very good second quarter supported by increases in volume and transactions in all regions of the world despite slow economic growth globally,” said Ajay Banga, MasterCard president and CEO. “In addition to solid business performance, I am also pleased to report that our financial inclusion initiatives are having a meaningful impact. This year alone, we have launched nine programs in tandem with government entities and other partners in emerging markets which are designed to bring much needed financial access, convenience and security to more than 350 million people globally who previously would not have had access to financial products.”

Total operating expenses increased 5%, to $868 million, during the second quarter of 2013 compared to the same period in 2012, excluding the special item. The increase was primarily driven by higher personnel expenses in support of strategic initiatives. Including the special item from 2012, total operating expenses increased 2% from the year-ago period.

-more-

MasterCard Incorporated – Page 2

Operating income for the second quarter of 2013 increased 24% over the year-ago period, excluding the special item, and the company delivered an operating margin of 58.6%.

MasterCard’s effective tax rate was 31.2% in the second quarter of 2013, versus a rate of 28.0% in the comparable period in 2012, including the special item. The increase was primarily due to higher discrete benefits in 2012.

During the second quarter of 2013, MasterCard repurchased approximately 1.1 million shares of Class A common stock at a cost of approximately $581 million. Quarter-to-date through July 25, the company repurchased an additional 296,000 shares at a cost of approximately $174 million, with $1.1 billion remaining under the current repurchase program authorization.

Year-to-Date 2013 Results

For the six months ended June 30, 2013, MasterCard reported net income of $1.6 billion, up 16%, excluding the special item and up 17%, including the special item from the second quarter of 2012. Earnings per diluted share was $13.19, up 20%, excluding the special item and up 21%, including the special item from the second quarter of 2012.

Net revenue for the six months ended June 30, 2013 was $4.0 billion, an increase of 12% versus the same period in 2012. Gross dollar volume growth of 13%, cross-border volume growth of 17% and transaction processing growth of 12% contributed to the net revenue growth in the year-to-date period. These factors were partially offset by an increase in rebates and incentives.

Excluding the special item, total operating expenses increased 5%, to $1.7 billion, for the six months ended June 30, 2013, primarily due to higher personnel costs related to strategic initiatives. Including the special item, total operating expenses increased 4%.

Excluding the special item, operating income increased 17% for the first half of 2013 versus the first half of 2012, delivering an operating margin of 58.4%.

MasterCard’s effective tax rate was 30.9% in the six months ended June 30, 2013, versus a rate of 30.0%, including and excluding the special item in the comparable period in 2012. The increase was primarily due to higher discrete benefits in 2012.

MasterCard Incorporated – Page 3

Second-Quarter Financial Results Conference Call Details

At 9:00 a.m. ET today, the company will host a conference call to discuss its second-quarter financial results. The dial-in information for this call is 888-771-4371 (within the U.S.) and 847-585-4405 (outside the U.S.), and the passcode is 35050120. A replay of the call will be available for one week and can be accessed by dialing 888-843-7419 (within the U.S.) and 630-652-3042 (outside the U.S.), and using passcode 35050120.

The live call and the replay, along with supporting materials, can also be accessed through the Investor Relations section of the company’s website at www.mastercard.com.

Non-GAAP Financial Information

The company’s total operating expenses, operating income, net income and earnings per share, excluding special items, are non-GAAP financial measures that are reconciled to their most directly comparable GAAP measures in the accompanying financial tables.

The presentation of growth rates adjusted for currency also represent a non-GAAP measure and are calculated by remeasuring the prior period’s results using the current period’s exchange rates.

About MasterCard Incorporated

MasterCard (NYSE: MA), www.mastercard.com, is a technology company in the global payments industry. We operate the world’s fastest payments processing network, connecting consumers, financial institutions, merchants, governments and businesses in more than 210 countries and territories. MasterCard’s products and solutions make everyday commerce activities – such as shopping, traveling, running a business and managing finances – easier, more secure and more efficient for everyone. Follow us on Twitter @MasterCardNews, join the discussion on the Cashless Conversations Blog and subscribe for the latest news.

MasterCard Incorporated – Page 4

Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about MasterCard’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made. Accordingly, except for the company’s ongoing obligations under the U.S. federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events. Such forward-looking statements include, without limitation, statements related to the Company’s business prospects, including the ability to deliver financial inclusion initiatives with government entities and other partners in emerging markets.

Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the company’s filings with the Securities and Exchange Commission (SEC), including the company’s Annual Report on Form 10-K for the year ended December 31, 2012, the company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that have been filed with the SEC during 2013, as well as reasons including difficulties, delays or the inability of the company to achieve its strategic initiatives set forth above. Factors other than those listed above could also cause the company’s results to differ materially from expected results.

###

Contacts:

Investor Relations: Barbara Gasper, investor_relations@mastercard.com, 914-249-4565

Media Relations: Jim Issokson, james_issokson@mastercard.com, 914-249-6286

MasterCard Incorporated – Page 5

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in millions, except per share data)
Net Revenue	$2,096	$1,820	$4,002	$3,578
Operating Expenses
General and administrative	621	591	1,229	1,170
Advertising and marketing	186	179	315	304
Depreciation and amortization	61	56	123	110
Provision for litigation settlement	—	20	—	20

Total operating expenses	868	846	1,667	1,604

Operating income	1,228	974	2,335	1,974
Other Income (Expense)
Investment income	11	9	19	18
Interest expense	(5)	(3)	(10)	(9)
Other income (expense)	(1)	(7)	(9)	(10)

Total other income (expense)	5	(1)	—	(1)

Income before income taxes	1,233	973	2,335	1,973
Income tax expense	385	273	721	591

Net Income	$848	$700	$1,614	$1,382

Basic Earnings per Share	$6.98	$5.56	$13.23	$10.95

Basic Weighted-Average Shares Outstanding	121	126	122	126

Diluted Earnings per Share	$6.96	$5.55	$13.19	$10.91

Diluted Weighted-Average Shares Outstanding	122	126	122	127

MasterCard Incorporated – Page 6

MASTERCARD INCORPORATED

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	June 30, 2013	December 31, 2012
	(in millions, except share data)
ASSETS
Cash and cash equivalents	$2,348	$2,052
Restricted cash for litigation settlement	724	726
Investment securities available-for-sale, at fair value	2,742	2,951
Accounts receivable	949	925
Settlement due from customers	668	1,117
Restricted security deposits held for customers	840	777
Prepaid expenses and other current assets	565	681
Deferred income taxes	126	128

Total Current Assets	8,962	9,357
Property, plant and equipment, net	471	472
Deferred income taxes	85	60
Goodwill	1,050	1,092
Other intangible assets, net of accumulated amortization of $663 and $596, respectively	637	672
Other assets	816	809

Total Assets	$12,021	$12,462

LIABILITIES AND EQUITY
Accounts payable	$259	$357
Settlement due to customers	607	1,064
Restricted security deposits held for customers	840	777
Accrued litigation	724	726
Accrued expenses	1,616	1,748
Other current liabilities	281	234

Total Current Liabilities	4,327	4,906
Deferred income taxes	98	104
Other liabilities	567	523

Total Liabilities	4,992	5,533
Commitments and Contingencies
Stockholders’ Equity
Class A common stock, $0.0001 par value; authorized 3,000,000,000 shares, 133,997,233 and 133,604,903 shares issued and 116,280,684 and 118,405,075 outstanding, respectively	—	—
Class B common stock, $0.0001 par value; authorized 1,200,000,000 shares, 4,639,219 and 4,838,840 issued and outstanding, respectively	—	—
Additional paid-in-capital	3,692	3,641
Class A treasury stock, at cost, 17,716,549 and 15,199,828 shares, respectively	(5,482)	(4,139)
Retained earnings	8,823	7,354
Accumulated other comprehensive income (loss)	(15)	61

Total Stockholders’ Equity	7,018	6,917
Non-controlling interests	11	12

Total Equity	7,029	6,929

Total Liabilities and Equity	$12,021	$12,462

MasterCard Incorporated – Page 7

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2013	2012
	(in millions)
Operating Activities
Net income	$1,614	$1,382
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	123	110
Share-based payments	(1)	(30)
Deferred income taxes	(32)	(55)
Other	29	23
Changes in operating assets and liabilities:
Accounts receivable	(36)	(51)
Income taxes receivable	158	(31)
Settlement due from customers	444	(213)
Prepaid expenses	(112)	(140)
Obligations under litigation settlements	—	20
Accounts payable	(97)	(27)
Settlement due to customers	(451)	112
Accrued expenses	(87)	(50)
Net change in other assets and liabilities	62	18

Net cash provided by operating activities	1,614	1,068

Investing Activities
Purchases of investment securities available-for-sale	(1,311)	(1,054)
Purchases of property, plant and equipment	(48)	(40)
Capitalized software	(55)	(67)
Proceeds from sales of investment securities available-for-sale	855	104
Proceeds from maturities of investment securities available-for-sale	644	386
Proceeds from maturities of investment securities held-to-maturity	36	—
Investment in nonmarketable equity investments	(6)	(19)
Other investing activities	3	—

Net cash provided by (used in) investing activities	118	(690)

Financing Activities
Purchases of treasury stock	(1,347)	(919)
Dividends paid	(110)	(57)
Tax benefit for share-based compensation	20	33
Cash proceeds from exercise of stock options	16	18
Other financing activities	—	3

Net cash used in financing activities	(1,421)	(922)

Effect of exchange rate changes on cash and cash equivalents	(15)	(37)

Net increase (decrease) in cash and cash equivalents	296	(581)
Cash and cash equivalents - beginning of period	2,052	3,734

Cash and cash equivalents - end of period	$2,348	$3,153

MasterCard Incorporated – Page 8

MASTERCARD INCORPORATED OPERATING PERFORMANCE

	For the 3 Months ended June 30, 2013
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$279	18.8%	21.0%	$184	18.7%	1,982	$94	25.7%	747	373	402
Canada	34	6.1%	7.5%	31	7.9%	354	3	3.2%	6	44	53
Europe	301	14.3%	13.9%	206	11.3%	3,038	95	19.8%	564	280	296
Latin America	84	17.0%	16.6%	49	19.5%	1,079	34	12.7%	193	116	136

Worldwide less United States	697	15.9%	16.6%	471	14.7%	6,453	226	20.8%	1,509	813	887
United States	310	6.5%	6.5%	263	6.7%	4,726	48	5.1%	317	288	325

Worldwide	1,007	12.8%	13.3%	734	11.7%	11,179	274	17.7%	1,826	1,101	1,211
MasterCard Credit and Charge Programs
Worldwide less United States	421	11.8%	13.4%	370	13.6%	4,425	51	11.7%	209	487	551
United States	147	3.3%	3.3%	141	4.0%	1,592	6	-8.5%	6	147	180

Worldwide	568	9.5%	10.6%	511	10.8%	6,017	57	9.0%	216	634	732
MasterCard Debit Programs
Worldwide less United States	276	22.8%	21.8%	101	18.8%	2,029	176	23.7%	1,300	326	336
United States	163	9.5%	9.5%	122	10.1%	3,133	41	7.6%	310	141	144

Worldwide	440	17.5%	16.9%	223	13.9%	5,162	217	20.3%	1,610	467	480

	For the 6 Months ended June 30, 2013
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$547	19.3%	21.4%	$362	18.9%	3,812	$185	26.7%	1,445	373	402
Canada	63	4.5%	5.5%	58	6.0%	659	6	1.5%	12	44	53
Europe	576	13.8%	13.4%	397	10.8%	5,765	178	19.8%	1,057	280	296
Latin America	164	13.8%	15.7%	97	18.7%	2,096	67	11.7%	374	116	136

Worldwide less United States	1,349	15.5%	16.4%	914	14.4%	12,332	435	21.0%	2,888	813	887
United States	604	5.1%	5.1%	509	5.7%	9,089	95	2.3%	618	288	325

Worldwide	1,953	12.1%	12.7%	1,423	11.1%	21,421	531	17.1%	3,506	1,101	1,211
MasterCard Credit and Charge Programs
Worldwide less United States	819	11.4%	13.1%	720	13.3%	8,504	98	11.3%	401	487	551
United States	281	2.5%	2.5%	268	3.2%	3,032	13	-11.1%	12	147	180

Worldwide	1,099	9.0%	10.2%	988	10.4%	11,536	111	8.2%	413	634	732
MasterCard Debit Programs
Worldwide less United States	530	22.4%	22.0%	194	18.5%	3,829	337	24.1%	2,487	326	336
United States	324	7.6%	7.6%	241	8.5%	6,057	83	4.8%	606	141	144

Worldwide	854	16.3%	16.1%	435	12.8%	9,886	419	19.8%	3,093	467	480

	For the 3 Months ended June 30, 2012
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$235	19.7%	23.4%	$158	22.2%	1,669	$76	26.0%	578	317	344
Canada	32	3.4%	7.9%	29	8.9%	324	3	-1.2%	6	39	47
Europe	263	5.2%	16.5%	184	12.0%	2,574	79	28.3%	476	237	253
Latin America	72	3.6%	19.1%	43	24.3%	936	28	12.2%	179	108	131

Worldwide less United States	601	10.1%	18.9%	415	16.7%	5,503	186	24.1%	1,238	701	776
United States	292	9.0%	9.0%	246	8.7%	4,397	45	10.7%	303	266	303

Worldwide	893	9.7%	15.5%	661	13.6%	9,900	232	21.3%	1,541	967	1,079
MasterCard Credit and Charge Programs
Worldwide less United States	376	8.4%	15.6%	331	16.3%	3,934	45	10.6%	186	456	517
United States	142	3.8%	3.8%	135	5.2%	1,575	7	-17.6%	7	143	176

Worldwide	519	7.1%	12.1%	466	12.9%	5,509	52	5.7%	193	599	693
MasterCard Debit Programs
Worldwide less United States	225	13.0%	24.8%	84	18.1%	1,569	141	29.2%	1,052	244	258
United States	149	14.5%	14.5%	111	13.3%	2,821	38	18.2%	296	124	127

Worldwide	374	13.6%	20.5%	195	15.3%	4,390	179	26.7%	1,348	368	385

	For the 6 Months ended June 30, 2012
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$458	22.3%	23.5%	$309	22.8%	3,220	$149	25.1%	1,103	317	344
Canada	61	5.8%	9.0%	55	10.4%	613	6	-3.3%	11	39	47
Europe	506	9.0%	17.5%	357	13.2%	4,938	149	29.3%	896	237	253
Latin America	144	9.9%	21.3%	87	26.8%	1,844	57	13.9%	352	108	131

Worldwide less United States	1,168	13.8%	19.8%	808	17.9%	10,615	360	24.2%	2,363	701	776
United States	575	11.5%	11.5%	482	10.8%	8,573	93	14.9%	604	266	303

Worldwide	1,743	13.0%	16.9%	1,290	15.2%	19,188	453	22.2%	2,966	967	1,079
MasterCard Credit and Charge Programs
Worldwide less United States	734	12.0%	16.7%	646	17.6%	7,618	89	10.8%	358	456	517
United States	274	5.5%	5.5%	260	6.6%	3,033	14	-11.5%	14	143	176

Worldwide	1,009	10.1%	13.4%	906	14.2%	10,651	103	7.1%	371	599	693
MasterCard Debit Programs
Worldwide less United States	433	16.9%	25.3%	162	19.2%	2,998	271	29.4%	2,005	244	258
United States	301	17.5%	17.5%	222	16.2%	5,540	79	21.4%	590	124	127

Worldwide	734	17.1%	22.0%	385	17.4%	8,538	350	27.5%	2,595	368	385

APMEA = Asia Pacific / Middle East / Africa

Note that the figures in the preceding tables may not sum due to rounding; growth represents change from the comparable year-ago period

MasterCard Incorporated – Page 9

Footnote

The tables set forth the gross dollar volume (“GDV”), purchase volume, cash volume and the number of purchase transactions, cash transactions, accounts and cards on a regional and global basis for MasterCard®-branded and MasterCard Electronic™-branded cards. Growth rates over prior periods are provided for volume-based data.

Debit transactions on Maestro® and Cirrus®-branded cards, Mondex® transactions and transactions involving brands other than MasterCard are not included in the preceding tables.

For purposes of the table: GDV represents purchase volume plus cash volume and includes the impact of balance transfers and convenience checks; “purchase volume” means the aggregate dollar amount of purchases made with MasterCard-branded cards for the relevant period; and “cash volume” means the aggregate dollar amount of cash disbursements obtained with MasterCard-branded cards for the relevant period. The number of cards includes virtual cards, which are MasterCard-branded payment accounts that do not generally have physical cards associated with them.

The MasterCard payment product is comprised of credit, charge and debit programs, and data relating to each type of program is included in the tables. Debit programs include MasterCard-branded debit programs where the primary means of cardholder validation at the point of sale is for cardholders either to sign a sales receipt or enter a PIN. The tables include information with respect to transactions involving MasterCard-branded cards that are not processed by MasterCard and transactions for which MasterCard does not earn significant revenues.

Information denominated in U.S. dollars is calculated by applying an established U.S. dollar/local currency exchange rate for each local currency in which MasterCard volumes are reported. These exchange rates are calculated on a quarterly basis using the average exchange rate for each quarter. MasterCard reports period-over-period rates of change in purchase volume and cash volume on the basis of local currency information, in order to eliminate the impact of changes in the value of foreign currencies against the U.S. dollar in calculating such rates of change.

The data set forth in the GDV, purchase volume, purchase transactions, cash volume and cash transactions columns is provided by MasterCard customers and is subject to verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. The data set forth in the accounts and cards columns is provided by MasterCard customers and is subject to certain limited verification by MasterCard. A portion of the data set forth in the accounts and cards columns reflects the impact of routine portfolio changes among customers and other practices that may lead to over counting of the underlying data in certain circumstances. All data is subject to revision and amendment by MasterCard’s customers subsequent to the date of its release.

In 2012, certain MasterCard Debit and Credit Programs in the Europe region have changed due to a reclassification of programs. There is no impact at the All MasterCard Programs level. In addition, Purchase Transactions for certain Credit Programs in the Latin America region have been revised due to changes from several customers. MasterCard revenue is not impacted from these changes. Data for the comparable periods in 2012, 2011 and 2010 have been revised to be consistent with these approaches.

Performance information for prior periods can be found in the “Investor Relations” section of MasterCard’s website at www.mastercard.com.

###

MasterCard Incorporated – Page 10

GAAP Reconciliations

($ in millions, except per share data)

	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012
	Actual	Actual	Special Item		Non-GAAP
Provision for litigation settlement	$—	$20	$(20)		$—
Total operating expenses	868	846	(20)		826
Operating income	1,228	974	20		994
Operating Margin	58.6%	53.5%			54.6%
Income before income taxes	1,233	973	20		993
Income tax expense	385	273	7	a	280
Net Income	848	700	13		713
Basic Earnings per Share	$6.98	$5.56	$0.11		$5.67
Diluted Earnings per Share	$6.96	$5.55	$0.10		$5.65

a- Tax effect of provision for litigation settlement

	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012
	Actual	Actual	Special Item		Non-GAAP
Provision for litigation settlement	$—	$20	$(20)		$—
Total operating expenses	1,667	1,604	(20)		1,584
Operating income	2,335	1,974	20		1,994
Operating Margin	58.4%	55.2%			55.7%
Income before income taxes	2,335	1,973	20		1,993
Income tax expense	721	591	7	a	598
Net Income	1,614	1,382	13		1,395
Basic Earnings per Share	$13.23	$10.95	$0.10		$11.05
Diluted Earnings per Share	$13.19	$10.91	$0.10		$11.01

a- Tax effect of provision for litigation settlement

Note: Figures may not sum due to rounding